EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

401(k) Savings Plan Administrative Committee of
Radisys Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-50584, 333-111520 and 333-158959) on Form S‑8 of Radisys Corporation of our report dated June 17, 2011 with respect to the statement of net assets available for benefits of the Radisys Corporation 401(k) Savings Plan as of December 31, 2010, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2011 annual report on Form 11‑K of the Radisys Corporation 401(k) Savings Plan.

/s/ KPMG LLP

Portland, Oregon
June 13, 2012

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